EXHIBIT 99.1

RBC Life Sciences®
March 11, 2010
RBC Life Sciences Announces 2009 Year End Results

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) — RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, reported today company-wide net sales of $24.9 million for the year ended December 31, 2009, compared to net sales of $30.4 million for the same period during 2008.

The company also reported a net loss of $335,000, or $0.02 per diluted share, during 2009, compared to net earnings of $1.6 million, or $0.07 per diluted share, during 2008.

“In 2009, our international licensees were hobbled by the global economy overseas, which contributed disproportionately to our decline in sales,” said RBC Life Sciences President and CEO John W. Price. “We did, however, see sales in this channel begin to increase late in the year as global economic conditions also began to show signs of improvement.  A bright spot in 2009 was the growth of our North American network marketing base. Sales domestically grew more than 4% percent in 2009 compared to the previous year.”

Mr. Price also said that RBC Life Sciences is now compliant with industry-wide, FDA-required Good Manufacturing Practices (GMP). “The company invested substantial resources to achieve GMP compliance during 2009 and will continue to do so annually to maintain our GMP status,” said Mr. Price. GMPs ensure that companies adhere to practices that promote product safety, quality and efficacy.

About RBC Life Sciences
Through U.S. and Canadian subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. MPM Medical, the company’s medical products subsidiary, develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's Web site at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
RBC Life Sciences
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Year End 2009

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Years Ended December 31,
	2009	2008

Net sales	$24,925	$30,409
Gross profit	12,802	15,494
Operating profit (loss)	(160)	2,852
Earnings (loss) before income taxes	(324)	2,677
Provision for income taxes	11	1,061
Net earnings (loss)	(335)	1,616

Earnings (loss) per share – basic	$(0.02)	$0.08
Earnings (loss) per share – diluted	(0.02)	0.07

Weighted average shares outstanding – basic	21,921	21,465
Weighted average shares outstanding – diluted	21,921	22,839

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$3,972	$4,973
Inventories	5,344	5,707
Other current assets	1,914	2,245
Total current assets	11,230	12,925
Other assets	7,383	6,841
Total assets	$18,613	$19,766

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,729	$3,228
Deferred revenue	3,669	4,279
Other current liabilities	156	144
Total current liabilities	6,554	7,651
Other liabilities	2,840	2,728
Shareholders’ equity	9,219	9,387
Total liabilities and shareholders’ equity	$18,613	$19,766
# # # #